UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C., 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date Of Report (Date Of Earliest Event Reported): August 13, 2007

BankUnited Financial Corporation

(Exact Name of Registrant as Specified in its Charter)

Commission File Number: 1-13921

FL	650377773
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

255 Alhambra Circle, Coral Gables, FL 33134

(Address of Principal Executive Offices, Including Zip Code)

305-569-2000

(Registrant’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors, Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

A. Restricted Stock and Stock Option Grants

On August 13, 2007, the Compensation Committee of the Board of Directors granted restricted stock and stock option awards to 63 employees under the 2007 BankUnited Financial Corporation Stock Award and Incentive Plan (the “Plan”), including the following named executive officers:

Named Executive Officer	Title	Restricted Stock	Stock Options
Alfred Camner	Chairman and Chief Executive Officer	0	160,000
Ramiro Ortiz	President and Chief Operating Officer	0	70,000
Humberto Lopez	Senior Executive Vice President, Chief Financial Officer	2,500	4,000
James Foster	Senior Executive Vice President, Corporate Finance	2,500	4,000
Abel Iglesias	Senior Executive Vice President, Commercial Banking	2,000	10,000
Robert Green	Executive Vice President, Residential Lending	1,000	2,000

The stock options granted to the named executive officers other than the Chief Executive Officer (the “CEO”) provide for the purchase of shares of the Registrant’s Class A Common Stock, at an exercise price of $15.98 per share; the stock options granted to the CEO are for shares of the Registrant’s Noncumulative Convertible Preferred Stock, Series B at an exercise price of $23.90 per share. All of the options vest in five equal annual installments commencing on the first anniversary of the date of grant, and expire six years from the date of grant.

B. Changes to Board Committee Compensation

On August 14, 2007, the Board of Directors increased the amount of annual cash compensation to be paid to members of the Audit Committee. Beginning on that date each member of the Audit Committee, other than the Chairman, will receive an annual cash retainer of $32,000, and the Chairman of the Audit Committee will receive an annual cash retainer of $37,000. In addition, effective August 14, 2007 the Chairman of the Compensation Committee will receive an increased annual cash retainer of $21,000.

Item 8.01	Other Events

On August 13, 2007, the Compensation Committee of the Registrant’s Board of Directors adopted stock ownership guidelines for executive officers. The guidelines require that the CEO maintain ownership of the Company’s stock having a value of at least three times his base salary. Each of the other executive officers must maintain ownership of the Registrant’s stock having a value of at least two times the executive’s base salary. Each executive officer to whom this requirement applies must achieve compliance by no later than the fifth anniversary of the date of adoption. Shares of stock acquired upon the exercise of stock options as well as shares of restricted stock may be counted towards satisfaction of the stock ownership guidelines.

This Report on Form 8K may contain certain forward-looking statements, which are based on management’s expectations regarding factors that may impact the company’s earnings and performance in future periods. Words and phrases such as: “will likely result,” “expect,” “will continue,” “anticipate,” “estimate,” “project,” “believe,” “intend,” “should,” “would,” “may,” “can,” “could,” “plan,” “target” and similar expressions are intended to identify “forward-looking statements.” Actual results or performance could differ from those implied or contemplated by such statements. Factors that could cause future results and performance to materially from management expectations included, but are not limited to, general business and economic conditions, either nationally or regionally; fiscal or monetary policies; significant weather events such as hurricanes; changes or fluctuations in the interest rate environment; a deterioration in credit quality and/or a reduced demand for credit; reduced deposit flows and loan demand; real estate values; competition from other financial service companies in our markets; legislative or regulatory changes, including, among others, changes in accounting standards, guidelines and policies; the issuance or redemption of additional Company debt or equity; the concentration of operations in Florida, if Florida business or economic conditions decline; reliance on other companies for products and services; the impact of war and the threat and impact of terrorism; volatility in the market price of the Company’s common stock; and other economic, competitive, servicing capacity, governmental, regulatory and technological factors affecting the Company’s operations, price, products and delivery of services.

Signature(s)

Pursuant to the Requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the Undersigned hereunto duly authorized.

BANKUNITED FINANCIAL CORPORATION
Date: August 17, 2007
	By:	/s/ Humberto L. Lopez
Humberto L. Lopez
Senior Executive Vice President and Chief Financial Officer